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EXHIBIT 10.45

EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement"), dated December 17, 2005, is made by and between Viral Genomix, Inc. (VGX Pharmaceuticals), a Delaware corporation (the "Company"), and with its principal offices at 450 Sentry Parkway E., Blue Bell, PA, 19422 and MR. KEVIN W. RASSAS ("Executive"), whose address is 717 Larchwood Lane, Villanova, PA 19085.

R E C I T A L S

        WHEREAS, the Company desires to employ Executive and to have the benefit of his skills and services, and Executive desires to accept employment with the Company, on the terms and conditions set forth herein; and

        NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and in the Non-Compete Agreement, and the performance of each, the parties hereto, intending legally to be bound, hereby agree as follows:

1.    Employment; Term.

        a.     The Company hereby agrees to employ Mr. Rassas as Vice President of Business Development and Executive hereby agrees to accept such employment with the Company in accordance with the terms and conditions of this Agreement.

        b.     The "Term" of this Agreement shall commence on December 17, 2005 (the "Commencement Date") and continue for a period of three (3) years from the Commencement Date; provided, however, that the Term of this Agreement may be terminated earlier at any time as provided in Section 7 below.

2.    Position and Duties.

        a.     The Company agrees to employ Mr. Rassas throughout the Term as Vice President of Business Development of the Company with such responsibilities, duties and authority as are assigned to him by the Board of Directors (the "Board") of the Company, Chief Executive Officer or its designee. The Vice President of Business Development shall report to the Chief Executive Officer and/or the Board of Directors.

        b.     Executive shall faithfully devote his full business/working time, attention and energy to the business and affairs of the Company and the performance of his duties hereunder and to use reasonable efforts to perform such responsibilities faithfully and efficiently.

        c.     Without limiting the generality of the foregoing paragraph, during the Term, upon prior written consent of the Board or its designee, Executive shall be permitted to serve on other Boards of Directors, professional associations and otherwise be involved with any family business or trust to the extent that, in the reasonable judgment of the Board or its designee, such other business pursuits and activity do not materially (i) interfere with Executive's ability to discharge Executive's duties and responsibilities to the Company, whether or not such activity is pursued for gain, profit or other pecuniary advantage, or (ii) violate the Conflicts provision of Executive's Non-Compete Agreement.

3.    Compensation.

        a.     Executive shall be entitled to receive as compensation for his employment a base annual salary at a rate of $60,000 per annum (the "Base Salary") which shall be paid to Executive by the Company or any of its affiliates on a monthly basis until April 30th, 2006. The annual salary rate will increase to $120,000 per annum starting May 1st of 2006.

        b.     Increases in the Base Salary shall be reviewed annually by the Board during the Term and any such increases, if any, will be at the Board's or its designee's sole discretion and will otherwise be consistent with the Company's annual policies and budget for payroll increases.

4.    Bonus.

        During the Term, Executive shall be eligible to receive an incentive cash bonus up to the amount, based upon the criteria, and payable at such times, as may be determined by the Board and targeted at thirty percent (30%) or more of the Base Salary. The amount shall be determined by the Board, in its sole and absolute discretion, which shall be binding and final, and shall be paid in a one-time lump sum payment (less payroll taxes). To the extent that such cash bonus is to be determined in light of financial performance during a specified fiscal period and the Agreement commences on a date after the start of such fiscal period, any cash bonus payable in respect of such fiscal period's results may be prorated. In addition, if the period of Executive's employment hereunder expires before the end of a fiscal period, and if Executive is eligible to receive a cash bonus at such time (such eligibility being subject to the restrictions set forth in Section 7 below), any cash bonus payable in respect of such fiscal period's results may be prorated.

5.    Benefits; Stock Options and Warrant.

        In addition to the salary and cash bonus referred to above, Executive shall be entitled during the Term to participate in such employee benefits plans or programs of the Company, and shall be entitled to such other fringe benefits, as are from time to time adopted by the Board and made available by the Company generally to employees of Executive's position, tenure, salary, age, health and other qualifications. Without limiting the generality of the foregoing, Executive shall be eligible for such awards, if any, under the Company's employee benefits plans or programs as shall be granted to Executive in the sole discretion of the Board or its designee. Executive acknowledges and agrees that the Company does not guarantee the adoption or continuance of any particular employee benefits plan or program or other fringe benefits during the Term, and participation by Executive in any such plan or program shall be subject to the rules and regulations applicable thereto.

        a.     On or about December 17, 2005, the Board Resolution granted Mr. Rassas options to purchase One Hundred Thousand (120,000) shares of Common Stock of the Company at a strike price of $0.30 per share pursuant to an Option Grant Agreement in substantially the form attached hereto as Exhibit A. These options are subject to the rules and regulations of the 2001 Equity Incentive Plan. In addition, all shares of the Company's stock will be subject to those restrictions contained in the anticipated future Company's Stockholder's Agreement.

6.    Expenses.

        The Company will reimburse Executive, in accordance with the practices in effect from time to time for other officers or staff personnel of the Company, for all reasonable and necessary business and traveling expenses and other disbursements incurred by Executive for or on behalf of the Company in the performance of Executive's duties hereunder, upon presentation by Executive to the Company of appropriate vouchers and supporting documentation.

7.    Termination.

        Executive's employment by the Company pursuant hereto is subject to termination as follows:

        a.    Death or Disability.    The Company may by written notice to Executive or his personal representative terminate Executive's employment on account of his death or total disability. In the case of Executive's death, Executive's employment shall be deemed to terminate on the date of Executive's death. For purposes hereof, Executive shall be deemed to experience a "Total Disability" if Executive is considered totally disabled under any group disability plan maintained by the Company and in effect at that time, or in the absence of any such plan, Executive shall be deemed to experience a Total Disability if he shall have been unable to perform his duties hereunder on a full-time basis for 90 consecutive days or longer, or for shorter periods aggregating 120 days in any 360-day period. In the event of any dispute under this Section 7(a), Executive shall submit to a physical examination by a licensed physician mutually satisfactory to the Company and Executive, the cost of such examination to be paid by the Company, and the determination of such physician shall be determinative. In the case of a Total Disability, until the Company shall have terminated Executive's employment hereunder in accordance with the foregoing, Executive shall be entitled to receive compensation provided for herein notwithstanding any such Total Disability. In the event of the termination of Executive's employment on account of his death or such Total Disability, such termination shall be effective immediately upon notice, in which case Executive or his representative will have no rights or claims against the Company under this Agreement except as follows:

          (i)    Executive (or his estate or representative, as applicable) shall be paid (A) any unpaid portion of his Base Salary computed on a pro rata basis through the date of his termination and (B) any unreimbursed expenses;

          (ii)   All other of Executive's accrued but unpaid rights shall be as determined under any incentive compensation, stock option, retirement, employee welfare or other employee benefits plan or program of the Company in which Executive is then participating at the time of his termination; and

          (iii)  in the case of Executive's Total Disability only, (A) the Company shall continue Executive's medical benefits coverage existing at the time of his termination for as long as permissible under the Company's health benefits policies (not to exceed 60 days) and the Company further agrees to pay Executive's COBRA premiums for 6 months thereafter, with such premiums to provide for coverage at the same level and subject to the same terms and conditions (including, without limitation, any applicable co-pay obligations of Executive, but excluding any applicable tax consequences for Executive) as in effect for Executive at the time of termination, and (B) Executive shall further receive a lump-sum payment, within 15 days after the effective date of termination, equal to the aggregate amount of Executive's Base Salary as in effect immediately prior to such termination that would be payable over a period of 6 months following the effective date of such termination.

        b.    Involuntary Termination for Cause.    In the event the Company terminates Executive's employment for Cause (as such term is defined below), such termination ("Termination For Cause") shall be effective immediately upon notice thereof, in which case Executive will have no rights or claims against the Company under this Agreement except as follows:

          (i)    Executive shall be paid (A) any unpaid portion of his Base Salary computed on a pro rata basis through the date of his termination and (B) any unreimbursed expenses; and

          (ii)   All other of Executive's accrued but unpaid rights shall be as determined under any incentive compensation, stock option, retirement, employee welfare or other employee benefits plan and program of the Company in which Executive is then participating at the time of his termination.

        "Cause" shall mean: (1) conviction of Executive of any felony; (2) participation by Executive in any fraud or act of dishonesty against the Company; (3) material violation by Executive of (i) any contract between the Company and Executive, or (ii) any statutory duty of Executive to the Company; (4) conduct of Executive that, based upon a good faith and reasonable factual investigation and determination by the Board, demonstrates Executive's gross unfitness to serve; or (5) the continued, willful refusal or failure by Executive to perform any material duties reasonably requested by the Board and/or Chief Executive Officer; provided, however, that in the case of conduct described in clauses (3), (4) and (5) hereof, such conduct shall not constitute "Cause" unless (a) the Board shall have given Executive written notice setting forth with specificity (i) the conduct deemed to constitute "Cause," (ii) reasonable action that would remedy the objectionable conduct and (iii) a reasonable time (not less than 10 days) within which Executive may take such remedial action, and (b) Executive shall not have taken such specified remedial action within such specified reasonable time.

        c.    Involuntary Termination Without Cause.    The Company may terminate Executive's employment, other than on account of death, Total Disability or for Cause, on 30 days written notice ("Termination Without Cause"), in which case Executive will have no rights or claims against the Company under this Agreement except as follows:

          (i)    Executive (or his estate or representative, as applicable) shall be paid (A) any unpaid portion of his Base Salary computed on a pro rata basis through the date of his termination, and (B) any unreimbursed expenses;

          (ii)   All other of Executive's accrued but unpaid rights shall be as determined under any incentive compensation, stock option, retirement, employee welfare or other employee benefits plan and program of the Company in which Executive is then participating at the time of his termination;

          (iii)  Executive shall receive severance payments in the form of monthly payments of Executive's Base Salary (as in effect immediately prior to such termination) and of the Pro Rata Bonus Amount (as such term is defined below) for a period of 6 months following the effective date of such termination; and

          (iv)  The Company shall continue Executive's medical benefits coverage existing at the time of his termination for as long as permissible under the Company's health benefits policies (not to exceed 60 days) and the Company further agrees to pay Executive's COBRA premiums for 6 months thereafter, with such premiums to provide for coverage at the same level and subject to the same terms and conditions (including, without limitation, any applicable co-pay obligations of Executive, but excluding any applicable tax consequences for Executive) as in effect for Executive at the time of termination..

        For the purposes of this Agreement, "Pro Rata Bonus Amount" shall mean one-twelfth (1/12th) of the greater of (A) the most recent annual cash bonus paid to Executive prior to the date of his termination, or (B) the average of the three most recent annual cash bonuses paid to Executive prior to the date of his termination. The rights of Executive and the obligations of the Company under this Section 7(c) shall remain in full force and effect notwithstanding the expiration of the Term, whether by failure of the Board to extend such Term or otherwise, and the failure of the Board to extend such Term shall be deemed a Termination Without Cause under this Section 7(c).

        d.    Voluntary Termination For Good Reason.    Executive may terminate his employment for good reason ("Termination For Good Reason") upon 30 days written notice. In the event of Termination for Good Reason, Executive shall be entitled to receive the payments and other rights provided in Section 7(c) hereof. For purposes of this Agreement, termination for "Good Reason" shall mean voluntary termination by Executive of his employment with the Company based on one of the following events:

          (i)    the material diminution in Executive's position, title, responsibilities or authority from those in effect at the Commencement Date;

          (ii)   the breach by the Company of any of its material obligations under this Agreement.

        e.    Voluntary Termination.    Executive may otherwise terminate his employment without Good Reason upon 30 days written notice, in which case Executive (or his estate or representative, as applicable) shall be paid (A) any unpaid portion of his Base Salary on a pro rata basis through the date of the termination, and (B) any unreimbursed expenses.

        f.    Forfeiture of Rights.    In the event that, subsequent to termination of Executive's employment hereunder, Executive breaches any of the provisions of the Non-Compete Agreement in any material respect, all payments and benefits to which Executive may otherwise have been entitled to pursuant to this Section 7 hereof shall immediately terminate and be forfeited.

8.    Remedies.

        In addition to other remedies provided by law or equity, upon a breach by Executive of any of the covenants contained herein or in the Non-Compete Agreement, the Company shall be entitled to have a court of competent jurisdiction enter an injunction against Executive enjoining Executive and prohibiting any further breach of the covenants contained herein. Executive acknowledges that a breach or threatened breach by Executive of the provisions of this Agreement will cause irreparable damage to the Company because Executive's services to be performed hereunder are of a unique, special and extraordinary character. Thus, the Company shall be entitled to injunctive relief without the necessity of proving actual damages and the Company shall not be required to post a bond or other security in support of such injunctive relief.

9.    Arbitration.

        Any claim, dispute or controversy arising out of or in connection with this Agreement, or any breach thereof, shall be arbitrated by the parties before a sole arbitrator (who shall have substantial experience in the pharmaceutical and life sciences industry) conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The arbitrator shall have the authority to order discovery but shall not have the authority to add to, detract from or modify any provision hereof nor to award punitive damages to any injured party. A decision by the sole arbitrator shall be final and binding. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company. Each party shall bear its own counsel fees. Such arbitration shall take place in Philadelphia, Pennsylvania. The parties hereto consent to the jurisdiction of the state and federal courts located in the Commonwealth of Pennsylvania with respect to any action arising under this Agreement. Notwithstanding the foregoing, the Company shall be entitled to seek injunctive or other equitable relief, as contemplated by Section 10 hereof, from any court of competent jurisdiction, without the need to resort to arbitration.

10.    Assignment; Binding Nature.

        This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred to the successor of the Company or its business if the assignee or transferee assumes all of the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. If any such successor of the Company or its business does not agree to so assume such liabilities, obligations and duties, Executive may immediately resign, which shall be deemed a Termination For Good Reason under the provisions of this Agreement. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than Executive's rights to compensation and benefits, which may be transferred only by will or operation of law, except as otherwise specifically provided or permitted hereunder.

11.    Notice.

        Any notice (including notice of a change of address) permitted or required to be given pursuant to the provisions of this Agreement shall be in writing and sent by certified mail, postage pre-paid, return receipt requested, or by hand delivery to the parties at the following addresses:

  If to the Company:

  Viral Genomix, Inc.
  450 Sentry Parkway E.
  Blue Bell, PA, 19422
  Attention: Corporate Secretary

  With a copy to:

  If to the Executive:

  KEVIN W. RASSAS
  717 Larchwood Lane
  Villanova, PA 19085.

        Notice properly given by mail shall be deemed effective three business days after mailing, and if hand-delivered, upon receipt.

12.    Entire Agreement.

        This Agreement and the Non-Compete Agreement constitute the complete agreements and understandings between the Company and Executive concerning Executive's employment by the Company, and supersede any and all previous agreements or understandings concerning such employment, whether written or oral, between Executive and the Company.

13.    Modification.

        This Agreement may not be waived, amended or modified without the express written consent of the party against whom enforcement of such Agreement is sought.

14.    Waiver.

        Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive and the Chairman of the Board.

15.    Invalidity of Any Provision.

        If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and permitted by the law, effect shall be given to the intent manifested by the portion held invalid or inoperative.

16.    Applicable Law.

        This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflict of laws thereof.

17.    Counterparts.

        This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

18.    Headings.

        The Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

19.    Binding Effect.

        The provisions of this Agreement will be binding upon, and will inure to the benefit of, the respective heirs, legal representatives and successors of the parties thereto.

20.    Termination of Other Agreements.

        The execution of this Agreement by Viral Genomix and the Executive terminates and voids for all purposes any other Agreements, if any, between the parties.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

VIRAL GENOMIX, INC.
By:	/s/ J. Joseph Kim
Name:	Dr. J. Joseph Kim, Ph.D.
Title:	President & CEO
EXECUTIVE:
/s/ Kevin W. Rassas Mr. KEVIN W. RASSAS

FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT DATED
DECEMBER 17, 2005

        This is the First Amendment ("Amendment") to the Employment Agreement between VGX Pharmaceuticals, Inc. ("VGX") and Kevin Rassas ("Executive") dated as of 20th day of August, 2008 (the "Effective Date"), amending the Employment Agreement ("Agreement") dated December 17, 2005 between VGX and Executive. All undefined terms contained herein shall have the meaning set forth in the Agreement.

        WHEREAS, both parties wishes to amend the Agreement as follows:

        NOW, THEREFORE, for good and valuable consideration and intending to be legally bound, the parties hereby agree as follows:

  1.
  The base annual salary the Executive is entitled to receive for his employment is $150,700.00 per annum

  2.
  Executive is entitled to 20 business days (4 weeks) as a Company paid vacation days annually.

Mr. Kevin Rassas 717 Larchwood Lane Villanova, PA, 19085		VGX Pharmaceuticals 450 Sentry Parkway Blue Bell, PA 19422 Telephone: 267-440-4205

/s/ Kevin Rassas Kevin Rassas Sr. VP of Business Development		/s/ Gene J. Kim Gene J. Kim Chief Financial Officer
Date:	August 20, 2008	Date:	August 20, 2008

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  EXHIBIT 10.45